Exhibit 99

[THE BEARD COMPANY LOGO]

THE BEARD COMPANY                                                News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                   Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333 OTCBB: BRCO


                                THE BEARD COMPANY
                       ADVISES THAT THE U.S. SUPREME COURT
                 HAS DENIED THE PETITION FOR WRIT OF CERTIORARI


FOR IMMEDIATE RELEASE:  Monday, June 9, 2003

     Oklahoma City, Oklahoma -- The Beard Company (OTCBB:BRCO) today reported that the U.S. Supreme Court has issued an Order denying the Petition for Writ of Certiorari filed in connection with the Settlement Agreement related to the McElmo Dome litigation. The Objectors have 25 days from today in which to file a Petition for Rehearing this Order with the Supreme Court.

     If the Objectors do not file such a Petition, the Settlement will become final on July 7 2003 and the distribution of Settlement funds can commence seven days thereafter. The Company's share of the Settlement is expected to be approximately $4 million.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:

Herb Mee, Jr.
President
THE BEARD COMPANY
e-mail:  hmee@beardco.com
Telephone:  (405) 842-2333
Fax:  (405) 842-9901


Fax Number (405) 842-9901                                Email: hmee@beardco.com